UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2013 (August 25, 2013)

REXAHN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15245 Shady Grove Road, Suite 455, Rockville, MD 20850
 (Address of principal executive offices and zip code)

 (240) 268-5300
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.02	Termination of a Material Definitive Agreement.

On August 25, 2013, the Research and Exclusive License Option Agreement, dated June 26, 2009, as amended (the “RELO Agreement”), between Rexahn Pharmaceuticals, Inc. (“Rexahn”) and Teva Pharmaceutical Industries Limited, a limited liability company organized under the laws of Israel (“Teva”), terminated. Pursuant to the terms of the RELO Agreement, Rexahn had partnered with Teva for the development of RX-3117, an anti-cancer compound for which Rexahn owns the U.S. patent.  In accordance with the RELO Agreement, Teva submitted an Investigational New Drug (IND) application to the US Food and Drug Administration for RX-3117 on July 10, 2013, which triggered a 45 day period for Teva to elect to exercise an option to exclusively license RX-3117. On August 25, 2013, Teva notified Rexahn that it would not exercise this option as the clinical development of RX-3117 does not align with Teva’s new oncology strategy.  Pursuant to the RELO Agreement, Teva’s election not to exercise this option terminates the RELO Agreement without a penalty to either party.  As a result, Teva will transfer the IND for RX-3117 to Rexahn and Rexahn will retain all the global development and commercialization rights to RX-3117.

Item 7.01	Regulation FD Disclosure.

On August 28, 2013, Rexahn issued a press release announcing that Teva elected not to exercise its option under the RELO Agreement to exclusively license RX-3117. Rexahn will continue to advance the clinical development of RX-3117 and expects to finalize the timeline for initiating a Phase I clinical study in cancer patients within the next three months.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Information contained herein, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release dated August 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Dated: August 29, 2013
/s/ Peter Suzdak
Peter Suzdak
Chief Executive Officer